 Exhibit 99.1

For Immediate Release

October 8, 2013

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended September 30, 2013, of $786,000, or $0.43 per share of common stock, basic and diluted, compared to net income of $1,030,000, or $0.55 per share of common stock, basic and diluted, for the three months ended September 30, 2012. The Company reported unaudited net income of $2,558,000, or $1.37 per share, basic and diluted, for the nine months ended September 30, 2013, compared to net income of $2,792,000, or $1.48 per share, basic and diluted, for the nine months ended September 30, 2012. Per share information for the three and nine months ended September 30, 2013, is based upon 1,847,069 and 1,864,701 average shares outstanding, respectively, compared to the three and nine months ended September 30, 2012, which was based upon 1,887,359 and 1,886,216 average shares outstanding, respectively.

Net income decreased $244,000 during the third quarter of 2013, as compared to the third quarter of 2012. The decrease in net income reflected a decrease $349,000 in noninterest income and an increase of $159,000 in noninterest expense, partially offset by an increase of $8,000 in net interest income and decreases of $110,000 in the provision for loan losses and $146,000 in income taxes. The increase in net interest income during the third quarter of 2013, as compared to the third quarter of 2012, reflected a decrease of $130,000 in interest income offset by a decrease of $138,000 in interest expense.

The provision for loan losses decreased $110,000 during the third quarter of 2013. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $3.3 million, or 1.8% of total loans, at September 30, 2013 to be adequate. The lower provision reflects stability in the asset quality of our loan portfolio. Noninterest income decreased $349,000 during the third quarter of 2013 primarily due to decreases of $229,000 in gains on the sales of securities and $136,000 in net income from mortgage banking operations. Noninterest expense increased $159,000, primarily due to a one-time charge of $74,000 related to the sale of our former main office building and an increase of $50,000 in data processing expense. The $146,000 decrease in income taxes reflects the lower level of taxable income during the third quarter of 2013.

Net income decreased $233,000 during the nine months ended September 30, 2013 compared to the same period of 2012. The decrease in net income was due to decreases of $357,000 in net interest income and $126,000 in noninterest income and an increase of $183,000 in noninterest expense, partially offset by decreases of $330,000 in the provision for loan losses and $103,000 in income taxes. The decrease in net interest income during the first nine months of 2013, compared to the same period of 2012, was due to a decrease of $763,000 in interest income, partially offset by a decrease of $406,000 in interest expense. During the prolonged period of low interest rates, Jacksonville Savings has experienced a contraction of its net interest margin (NIM). For the nine months ended September 30, 2013, the NIM was 3.45% compared to 3.66% for the nine months ended September 30, 2012. The ratio of interest earnings assets to interest bearing liabilities at September 30, 2013 and September 30, 2012 was 1.21x and 1.19x, respectively.

The provision for loan losses decreased $330,000 during the first nine months of 2013. The decrease of $126,000 in noninterest income during this same period was primarily due to decreases of $203,000 in net income on mortgage banking operations and $67,000 in gains on sales of securities, partially offset by an increase of $99,000 in commission income. The increase of $183,000 in noninterest expense was primarily due to a one-time charge of $74,000 related to the sale of our former main office building and an increase of $63,000 in data processing expense. The decrease of $103,000 in income taxes reflects the lower level of taxable income during 2013.

Total assets at September 30, 2013 were $320.7 million compared to $321.4 million at December 31, 2012. Total deposits at September 30, 2013 decreased to $247.7 million from $258.5 million at December 31, 2012. Total stockholders’ equity decreased to $41.9 million at September 30, 2013 from $44.1 million at December 31, 2012. The decrease in stockholders’ equity was primarily due to a decrease of $3.5 million in accumulated other comprehensive income related to net unrealized losses on available-for-sale securities. The Company reported a book value per share of $22.51 and a tangible book value per share of $21.05 at September 30, 2013. At this same date, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 11.2%, 16.8%, and 18.0%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended September 30, 2013, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.